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                                 Page 271 of 272


                                  EXHIBIT 99-2
                                  ------------


FOR IMMEDIATE RELEASE                                   CONTACT:  Mark W. Leunig
                                                  Director of Investor Relations
                                                                  (716) 263-9440



                          GENESEE CORPORATION ANNOUNCES
                          -----------------------------
                  SALE OF EQUIPMENT LEASE PORTFOLIO TO ICON AND
                  ---------------------------------------------
             END OF DISCUSSIONS WITH RALCORP TO SELL FOODS BUSINESS
             ------------------------------------------------------


ROCHESTER, NEW YORK, December 28, 2000 -- Genesee Corporation (NASDAQ/NMS:
GENBB) announced today that the Corporation's equipment leasing subsidiary, Cheyenne Leasing Company, completed the sale of a significant portion of its equipment lease portfolio to ICON Cheyenne, LLC, a joint venture of four limited partnerships managed by ICON Capital Corp. of White Plains, New York. The Corporation received $12.3 million as its portion of the sale proceeds.

         The purchase price for three of the leases sold to ICON was paid into escrow pending satisfaction by Cheyenne Leasing Company of certain post-closing conditions. The Corporation expects that Cheyenne will satisfy these conditions and receive the escrowed funds within sixty days. The Corporation estimates that it will receive approximately $700,000 as its portion of the amount escrowed. Following the sale to ICON, Cheyenne Leasing Company will continue to own and manage 71 equipment leases in its portfolio that are due to mature during calendar 2001. These leases have an estimated book value to the Corporation of approximately $3.8 million.
         "The sale to ICON is a significant capstone for the Corporation's venture into equipment leasing," said Mark W. Leunig, the Corporation's Senior Vice President and Chief Administrative Officer. "Since its inception in 1986, Cheyenne Leasing Company entered into more than 460 leases representing total equipment value of more than $200 million," said Mr. Leunig.
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                                Page 272 of 272


         The Corporation also announced that it has ended discussions with Ralcorp Holdings, Inc. to sell the Corporation's Foods Division. The Corporation had entered into a letter of intent with Ralcorp in August, 2000 but was unable to reach agreement on the terms of a definitive agreement. In furtherance of the Corporation's previously announced liquidation plan, the Corporation will continue to evaluate strategic alternatives for the Foods Division.

NOTE: Statements made in this news release which are not historical, including statements regarding the timing and amount of the proceeds from the escrowed portion of the purchase price for the equipment lease portfolio, and the estimated book value of the remaining portion of the lease portfolio, are forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, and there can be no assurance that the expectations or results reflected in those statements will be realized or achieved. Such risks and uncertainties include, without limitation, the failure by Cheyenne Leasing Company to satisfy the conditions necessary to receive the escrowed amounts and the failure by the Corporation to realize the estimated book value of the remaining portion of the lease portfolio.

Copies of Genesee Corporation news releases are available free of charge by calling PRNewswire's Company News On Call at 800-758-5804, Extension 352775, or on the Internet at http;//www.prnewswire.com/cno